Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

November 1, 2023

LXP Industrial Trust

One Penn Plaza, Suite 4015
New York, NY 10119

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel to LXP Industrial Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the issuance of shares of beneficial interest (the “Shares”) classified as common stock, $0.0001 par value per share (the “Common Shares”), of the Company in connection with the merger (the “Merger”) of Lepercq Corporate Income Fund L.P., a Delaware limited partnership (“LCIF”), with and into the Company, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 24, 2023 (the “Merger Agreement”), by and between among the Company and LCIF. The Shares are covered by the above-referenced Registration Statement on Form S-4, and all amendments thereto (the “Registration Statement”), as filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                  The Registration Statement and the related form of information statement/prospectus included therein, substantially in the form in which it was transmitted to the Commission under the 1933 Act;

2.                  The Declaration of Trust of the Company, as amended and supplemented through the date hereof (the “Declaration”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.                  The Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.                  A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

LXP Industrial Trust

November 1, 2023

5.                  Resolutions of the Board of Trustees of the Company relating to, among other things, the approval of the Merger Agreement and the Merger (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6.                  The Merger Agreement;

7.                  A certificate executed by an officer of the Company, dated as of the date hereof; and

8.                  Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                  Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                  Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                  Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. Articles of Merger effecting the Merger as set forth in the Merger Agreement and in accordance with the Maryland REIT Law (the “Articles of Merger”) will be filed with and accepted for record by the SDAT.

LXP Industrial Trust

November 1, 2023

6.       The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article NINTH of the Declaration.

7.       Upon the issuance of any of the Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers currently at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.       The Company is a real estate investment trust duly formed and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.       The issuance of the Shares has been duly authorized and, when and if issued in connection with the Merger in accordance with the Resolutions, the Merger Agreement and the Articles of Merger, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers, or the laws, codes or regulations of any municipality or other jurisdiction. We note that the Merger Agreement provides that it shall be governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we

LXP Industrial Trust

November 1, 2023

do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP